Exhibit 99.3

HISTOLOGIC ASSESSMENT BY PATHOLOGISTS AND DIGITAL PATHOLOGY DESCRIBE THE ANTIFIBROTIC EFFECT OF LPCN 1144

Li Chen1, Benjamin J Bruno2, Nachiappan Chidambaram2, Cynthia Behling3, Mathieu M Petitjean1 and Arun J. Sanyal4, (1)Pharmanest Inc, (2)Lipocine Inc., (3)Pediatrics, University of California, San Diego, (4)Division of Gastroenterology, Hepatology and Nutrition, Virginia Commonwealth University

Background: LPCN 1144 is an oral prodrug of bioidentical testosterone developed as a treatment for pre-cirrhotic non-alcoholic steatohepatitis (NASH) and recently completed the 36 weeks, blinded, placebo controlled, paired-biopsy LiFT Phase 2 clinical study in (NCT04134091). Some subjects continued treatment (Open Label Extension, OLE, NCT04685993) for additional 36 weeks. This analysis evaluates the anti-fibrotic effect of the treatments using histological (pathologist) and Digital Pathology and artificial intelligence (AI) methods to optimize the design of a registration study.

Methods: Eligible subjects were men (N=44) with NASH diagnosed by histologic assessment of liver biopsy and stage 1-3 fibrosis. During the 36-week double-blind treatment period, patient received 142 mg eq. T (testosterone) (Treatment A), 142 mg eq. T + 238 mg d-alpha tocopherol (Treatment B) or placebo twice daily. 16 subject continued treatment for additional 36 weeks, while 9 subjects initiated LPCN 1144 treatment after 36-weeks of placebo in LiFT. Six subjects elected to have an optional and final liver biopsy, including 3 from the initial 36w Placebo arm, thus enriching the 36w Treatment A group. Formalin-fixed, paraffin embedded sections of the liver biopsies where stained with Masson Trichrome and imaged at 20X. Biopsies were read by an independent pathologist. Three assessments of the antifibrotic effect were studied on the same slides: 1) a >1 stage reduction by NASH CRN; 2) a ranked assessment (improvement | worsening | stable) of paired (baseline and 36W) biopsies, blinded to sequence; 3) an automated and continuous phenotypic score of Fibrosis (Ph-FCS), using FibroNest™, a quantitative digital pathology and AI method: a 0.3 reduction in Ph-FCS (4 fold higher than the analytical variability) identified reduction in fibrosis.

Results: The assessment by a pathologist revealed higher rates of baseline fibrosis in the placebo group compared to Treatment A or B (Table). Ph-FCS values ranged from 1.05 to 5.27 (mean=3.16, STD=1.05) for the study. 36-weeks of monotherapy with Treatment A resulted in improved rates of fibrosis as measured by 2 of 3 techniques, although statistical significance was not met for any comparison. AI evaluation was consistent with paired reading.

Conclusion: Results of this proof-of-concept study support potential antifibrotic effects of LPCN 1144, which require confirmation in a larger and longer study.